Exhibit 99.1

Conolog Reports Results for the Fiscal Year Ended July 31, 2005

Thursday October 20, 4:16 pm ET

SOMERVILLE, N.J., Oct. 20 /PRNewswire-FirstCall/ — Conolog Corporation (Nasdaq: CNLG - News) reported today the year-end results for the fiscal year ended July 31, 2005.

The Company reported total product revenue for the fiscal year ended July 31, 2005 of $549,222, a decrease of 42.9%, from $963,008 reported for fiscal year ended July 31, 2004. The Company attributed the decrease in product revenue to delayed and extended deliveries. These deliveries were delayed and extended because the Company had to re-design and re-test its PDR-2000 as a result of regulations affecting utilities. The Company also incurred a decrease in military contracts.

Cost of production amounted to $494,605 for the fiscal year ended July 31, 2005, a decrease of 45.8% from the $913,561 reported for fiscal year ended July 31, 2004. The Company attributes this decrease in product cost as a percentage of sales, a direct relation to the decrease in sales orders.

General and administrative expense for the years ended July 31, 2005 and July 31, 2004 amounted to $1,950,289 and $774,919, respectively. The Company attributes the increase of $1,175,370, in part, to salaries paid to officers in fiscal 2005 whose salaries had been forgiven in fiscal 2004; to the reinstatement of certain employee benefits, which had been suspended in fiscal 2004; and increased sales and marketing efforts.

As a result of the foregoing, the Company reported a decrease in the net loss from continuing operations of $2,987,329 or $(0.59) per share for fiscal 2005, compared to a net loss from continuing operations of $6,275,886 or $(4.08) per share for fiscal 2004. Total shares outstanding were 7,417,847 and 2,879,001 for the periods ending July 31, 2005 and July 31, 2004, respectively.

Chairman of Conolog Robert Benou stated, "We announced in our October 14, 2005 press release that we received new orders totaling $600,000, of which approximately $400,000 was from the United States military for electromagnetic products. We anticipate all orders will ship during our 2006 fiscal year."

Benou concluded, "Our balance sheet has also improved substantially from 2004. We believe that our strong cash position provides us with the financial stability to pursue opportunities for future growth."

About Conolog Corporation

Conolog Corporation is a provider of digital signal processing and digital security solutions to electric utilities worldwide. The Company designs and manufactures electromagnetic products to the military and provides engineering and design services to a variety of industries, government organizations and public utilities nationwide. The Company's INIVEN division manufactures a line of digital signal processing systems, including transmitters, receivers and multiplexers.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company's products, increased levels of competition, new products introduced by competitors, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission. There can be no assurance that the Company's revenue for the year ending July 31, 2006 will be more than its revenue for the year ended July 31, 2005. There can also be no assurance that the Company will find suitable growth opportunities.

For further information, contact:
At the Company:

Conolog Corporation
Robert Benou, Chairman
908-722-8081
http://www.conolog.com

Investor Relations:
National Financial Network
Geoffrey Eiten, Investor Relations
781-444- 6100, ext. 613
geiten@nfnonline.com
http://www.nfnonline.com/cnlg